DEMAND NOTE




                                 Maker: Payee:
              The JPM Company of Delaware, Inc. Abelardo Fraga Jr.

                        $1,000,000.00 November 12, 1998


FOR VALUE RECEIVED, and intending to be legally bound hereby, the undersigned, their successors and assigns ("Maker"), promises to pay to the order of Abelardo Fraga, Jr., his successors or assigns ("Payee"), the principal amount set forth above together with: (i) interest at the rate of 8.75% commencing to accrue on the date set forth above, (ii) each reasonable cost and expense incurred by Payee in endeavoring to (a) collect any amount owing pursuant to this Note or
(b) preserve or exercise any right or remedy of Payee pursuant to this Note (the foregoing amount collectively referred to herein as the "Loan") which Loan shall be due and payable immediately upon demand by Payee at the offices of Payee, located at Rua Gibraltar 314, 04755-070 Sao Paulo, Brazil, or at such other place as Payee may specify, in lawful money of the United States of America and in immediately available funds.

Maker shall be in default hereunder, and the entire unpaid Loan amount shall be immediately due and payable, upon the occurrence of any of the following events:
(a) the nonpayment when due of the Loan; (b) if Maker becomes insolvent or makes an assignment, for the benefit of creditors or if any petition is filed by or against Maker under any provision of any law or statute alleging that Maker is insolvent or unable to pay debts as they mature; (c) if any case is commenced by or against Maker pursuant to the United States Bankruptcy Code; (d) the entry of any judgment against Maker or the issuing of any attachment or garnishment against any property of Maker which remains undischarged for sixty (60) days.

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania disregarding rules regarding conflict of laws.

This Note may be prepaid in whole or in part, at any time, without penalty or discount.

Payment is to be made absolutely and unconditionally, without defenses, set-offs, recaptures, claims or counterclaims. Maker hereby waives presentment for payment, notice of demand, notice of nonpayment or dishonor, protest, notice of protest, and all other notices in connection with the delivery, acceptance, performance, default or enforcement or payment of this Note.

IN THE EVENT OF FAILURE TO PAY WHEN DUE, MAKER, IN ADDITION TO ANY OTHER RIGHTS GIVEN TO PAYEE HEREIN OR BY THE LAW, IRREVOCABLY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR MAKER AT ANY TIME AFTER THE LOAN SHALL BE DUE AND PAYABLE AS AFORESAID, TO WAIVE THE ISSUANCE AND SERVICE OF PROCESS AND TO CONFESS JUDGMENT AGAINST MAKER AND IN FAVOR OF PAYEE FOR SUCH AMOUNT AS MAY APPEAR TO BE UNPAID OR DECLARED DUE HEREON, TOGETHER WITH COSTS AND REASONABLE ATTORNEY'S FEES, AND TO CONSENT TO IMMEDIATE EXECUTION UPON SUCH JUDGMENT.

The authority herein granted to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until full payment of all amounts due hereunder. Maker hereby waives and releases all errors, defects and imperfections whatever in the entry of such judgment or in any process or proceeding thereon or in anyway concerning the same. Maker consents to the jurisdiction of the Court of Common Pleas of Union County or any other court of competent jurisdiction in the Commonwealth of Pennsylvania and the federal courts of the Middle District of Pennsylvania and agrees that any action or proceeding may be maintained in said courts by service of process effectuated by registered mail, postage prepaid, return-receipt requested or by overnight courier to the address of Maker set forth below.

In addition to any remedies which might be taken against Maker in the event of default, Payee may secure payment of any funds owing hereunder by, at his sole option, taking all action permitted under provisions of the Uniform Commercial Code with respect to the personal property designated as Collateral for this Promissory Note.

Notwithstanding payment of the Loan, the obligations of the Borrower under this Note shall survive such payment and cancellation of this Note in the event that, and to the extent that, there should ever be any recapture from the payee by a trustee in bankruptcy, creditors or otherwise.

If more than one person has executed this Promissory Note, their obligations hereunder shall be joint and several.

IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.



The JPM Company of Delaware, Inc.

Witness:  /s/ Laney Shambach

______________________________

/s/ John H. Mathias

John H. Mathias, Chairman and CEO


/s/ Wayne A. Bromfield

Wayne A. Bromfield, Executive Vice President